EXHIBIT 99.2
OPEN INTERFACE NORTH AMERICA, INC.
2001 STOCK OPTION PLAN
STOCK OPTION AGREEMENT
     Unless otherwise defined herein, the terms defined in the 2001 Stock Option Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (this “Option Agreement”). The undersigned Optionee hereby acknowledges and agrees that this Stock Option Agreement restates in its entirety the 2001 Stock Option Plan Stock Option Agreement which was previously issued by the Company to the Participant with a Date of Grant of                                                             , 200    (the “Prior Agreement”). This Option Agreement is entered into solely in order to correct certain clerical errors inadvertently included in the Prior Agreement. The undersigned Optionee hereby further acknowledges and agrees that this Option Agreement shall govern the terms of the Option previously represented by the Prior Agreement, reflects the originally intended and approved terms of the Option and supersedes and replaces the Prior Agreement and upon execution hereof the Prior Agreement shall be terminated and of no further force and effect.
I.	NOTICE OF STOCK OPTION GRANT
     Name:

     Address:

     The undersigned Optionee has been granted an Option to purchase shares of Common Stock of the Company (the “Shares”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Vesting Commencement Date

Exercise Price per Share

Fair Market Value of Shares on Date of Grant

Total Number of Shares Granted

Total Exercise Price

Type of Option:	___ Incentive Stock Option

___ Nonstatutory Stock Option

___ 409A Award (Nonstatutory Stock Option granted at less than Fair Market Value)

Term/Expiration Date:

Exercise Date, if applicable (409A Award only)

     Vesting Schedule:
     This Option shall be exercisable, in whole or in part, according to the following vesting schedule:
               [25% of the total Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and 1/48 of the total Shares subject to the Option shall vest each month thereafter, subject to Optionee continuing to be a Service Provider on such dates.]
          [1/24th of the total Shares subject to this Option shall vest each month, subject to Optionee continuing to be a Service Provider on such dates.]
          [55.625% of the total Shares subject to the Option shall vest immediately, and 1/48th of the total Shares subject to the Option shall vest each month thereafter, subject to Optionee continuing to be a Service Provider on such dates.]
          [50% of the total Shares subject to the Option shall vest immediately on the Vesting Commencement Date, and 1/24th of the total Shares subject to the Option shall vest each month thereafter, subject to Optionee continuing to be a Service Provider on such dates.]
          [100% of the total Shares subject to the Option shall vest on the Vesting Commencement Date.]
     Notwithstanding the foregoing and anything contrary in the Plan, to the extent the successor corporation in a merger or Change in Control refuses to assume or substitute for this Option, then the Optionee shall fully vest in and have the right to exercise this Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If this Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee in writing or electronically that this Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and this Option shall terminate upon the expiration of such period.
     Termination Period:
     This Option shall be exercisable for three (3) months after Optionee ceases to be a Service Provider. Upon Optionee’s death or Disability, this Option may be exercised for one (1) year after Optionee ceases to be a Service Provider. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above. [This Option shall be exercisable for three (3) months following the later of: (i) three (3) months after Optionee ceases to be a Service Provider or (ii) the effective date of a Change in Control of the Company. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.]
     409A Awards:
     If this Option is a 409A Award, the provisions of Section 14 of the Plan shall apply. If no exercise date is set forth in Section 1 of this Option Agreement, the exercise date shall be the fifth anniversary of the Date of Grant.

II.	AGREEMENT
     1. Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 17(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.
          If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).
     2. Exercise of Option.
          (a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. Notwithstanding the foregoing, if this Option is a 409A Award, it shall only be exercisable in accordance with Section 14 of the Plan.
          (b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.
          No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.
     3. Optionee’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.
     4. Lock-Up Period. Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act.

          Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section.
     5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
          (a) cash or check;
          (b) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
          (c) surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.
     6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.
     7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
     8. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.
     9. Tax Obligations.
          (a) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

          (b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.
     10. Section 409A. Optionee acknowledges that, under Section 409A of the Code, receipt of a stock option with an exercise price per share that is less than the fair market value of the stock subject to the option at the time of grant can result in significant adverse tax consequences to the Optionee, including without limitation the imputation of taxable income to the Optionee on the difference between the exercise price and fair market value as the option vests and the imposition of an additional excise tax on the Optionee. The Company does not make any representation to Optionee that the Exercise Price of this Option was equal to the fair market value per share of the Shares as of the Date of Grant. Participant acknowledges and agrees that neither the Company, nor its officers, directors, shareholders, employees, attorneys, agents, successors or assigns, shall have any liability to Optionee should it be determined hereafter that the Exercise Price of this Option is less than the fair market value per share of the Shares as of the Date of Grant. If Optionee desires advice regarding Section 409A of the Code with respect to this Option, Optionee should consult with his or her own tax and/or financial advisors. Optionee acknowledges that he or she is under no obligation to accept this Option.
     11. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of Washington.
     12. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

          Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	OPEN INTERFACE NORTH AMERICA, INC. a Washington corporation

Signature	By

Print Name	Rick Romatowski, Chief Operating Officer Print Name, Title

520 Pike Street, Suite 1770
Seattle, WA 98101
Residence Address	Company Address